Filed pursuant to Rule 433

Registration Statement No. 333-226200

July 23, 2019

FOR IMMEDIATE RELEASE

July 23, 2019

MEXICO CITY, MEXICO ––

New Notes Offering

The United Mexican States (“Mexico”) announced today the commencement of a global offering (the “New Notes Offering”) of its global notes to be denominated in U.S. dollars due 2029 (the “2029 New Notes”) and its global notes to be denominated in U.S. dollars due 2050 (“2050 New Notes,” and together with the 2029 New Notes, the “New Notes”). The New Notes offered may include New Notes that may be issued and sold to certain tendering holders in the Tender Offer (as described below). BBVA Securities Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC will serve as Joint Lead Underwriters for the New Notes Offering.

The 2029 New Notes will be consolidated and form a single series with, and be fungible with, the outstanding U.S.$2,000,000,000 4.500% Global Notes due 2029 previously issued by Mexico.

The New Notes Offering is being made only by means of a preliminary prospectus supplement and an accompanying base prospectus. Copies of the preliminary prospectus supplement and the related prospectus for the New Notes Offering may be obtained by contacting: BBVA Securities Inc., by calling +1 (800) 422-8692 (U.S. toll free), Credit Suisse Securities (USA) LLC, by calling +1 (800) 221-1037 (U.S. toll free) or Goldman Sachs & Co. LLC, by calling +1 (800) 828-3182 (U.S. toll free).

Application will be made for the New Notes to be admitted to listing on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Tender Offer

Mexico also announced today that it has commenced an offer to purchase for cash (the “Tender Offer”): (i) any and all of its outstanding notes of the series set forth in the first table below (the “2021 Notes”), (ii) outstanding notes of the series set forth in the second table below (collectively, the “Tranche A Old Notes” and each, a “series” of Tranche A Old Notes) in an aggregate principal amount of all series of Tranche A Old Notes that will not result in an aggregate Purchase Price for all such series that exceeds an amount determined by Mexico in its sole discretion (the “Tranche A Maximum Purchase Amount”) and (iii) outstanding notes of the series set forth in the third table below (collectively, the “Tranche B Old Notes”, and each, a “series” of Tranche B Old Notes) in an aggregate principal amount of all series of Tranche B Old Notes that will not result in an aggregate Purchase Price for all such series that exceeds an amount determined by Mexico in its sole discretion (the “Tranche B Maximum Purchase Amount”) (the 2021 Notes, the Tranche A Old Notes and the Tranche B Old Notes, collectively, the “Old Notes” and each, a “series” of Old Notes). Mexico will purchase notes of each series of Old Notes, other than the 2021 Notes, in an aggregate principal amount for such series that will not result in an aggregate

Purchase Price for such series that exceeds an amount determined by Mexico in its sole discretion (the “Maximum Purchase Amount” for such series). Mexico intends to purchase any and all 2021 Notes that are validly tendered and accepted. In respect of the Tranche A Old Notes, Mexico will give preference to tendering holders who concurrently submit an indication of interest for the purchase of 2029 New Notes, and in respect of the Tranche B Old Notes, Mexico will give preference to tendering holders who concurrently submit an indication of interest for the purchase of 2050 New Notes. Also, for the avoidance of doubt, 2021 Notes will be tendered for cash. The Tender Offer is made on the terms and subject to the conditions contained in the Offer to Purchase, dated July 23, 2019 (the “Offer to Purchase”), including the pricing of the issue of the New Notes in an amount and on terms and subject to conditions acceptable to Mexico, which is expected to occur today. All capitalized terms used but not defined under the heading “Tender Offer” in this communication have the respective meanings specified in the Offer to Purchase.

The tender period (the “Tender Period”) will commence at open of market on Tuesday, July 23, 2019, and, unless extended or earlier terminated by Mexico in its sole discretion, the Tender Period will expire for 2021 Note Tenders and Non-Preferred Tenders at 12:00 noon, New York City time, and, for Preferred Tenders, at 3:00 p.m., New York City time, on Tuesday, July 23, 2019.

Mexico expects to announce the Tranche A Maximum Purchase Amount, the Tranche B Maximum Purchase Amount, the 2021 Note Purchase Amount, the aggregate Purchase Price of Preferred and Non-Preferred Tenders of each series of the Old Notes that have been accepted and whether any proration has occurred on Wednesday, July 24, 2019. The settlement of the Tender Offer is scheduled to occur on Monday, July 29, 2019 (the “Tender Offer Settlement Date”) and is subject to change without notice.

The Purchase Price for the 2021 Notes that are validly tendered and accepted pursuant to the Offer will be the fixed price identified for the 2021 Notes set forth in the table below. The purchase price to be paid for the Old Notes, other than the 2021 Notes, of each series that are validly tendered and accepted pursuant to the Tender Offer will be determined, in accordance with the procedures set forth in the Offer to Purchase, based on (i) the U.S. Treasury Rate (as defined herein) for such series, which is a yield to maturity based on the price of the Reference U.S. Treasury Security identified for such series in the table below and (ii) the Fixed Spread for such series set forth in the table below. Mexico will announce the price to be paid for each series of Old Notes at or around 5:00 p.m., New York City time, on Tuesday, July 23, 2019 or as soon as possible thereafter. Holders of the Old Notes participating in the Tender Offer will also receive any accrued and unpaid interest on their Old Notes up to (but excluding) the Settlement Date (“Accrued Interest”).

Table 1: 2021 Notes

Old Notes	Outstanding Principal Amount as of July 22, 2019	ISIN	CUSIP	Fixed Price(2)
3.500% Global Bonds due 2021	U.S.$932,584,000	US91086QBD97	91086Q BD9	U.S.$1,020.70

Table 2: Tranche A Old Notes

Old Notes	Outstanding Principal Amount as of July 22, 2019	ISIN	CUSIP	Reference U.S. Treasury Security (1)	Fixed Spread (basis points)	Hypothetical Price(2)
8.125% Global Bonds due 2019	U.S.$1,343,671,000	US593048BN00	593048 BN0	1.875% due 12/31/19	+0	U.S.$1,025.08
3.625% Global Bonds due 2022	U.S.$2,215,426,000	US91086QBA58	91086Q BA5	1.750% due 07/15/22	+65	U.S.$1,030.22
8.000% Global Bonds due 2022	U.S.$611,193,000	US91086QAJ76	91086Q AJ7	1.750% due 07/15/22	+72	U.S.$1,165.70
4.000% Global Bonds due 2023	U.S.$3,284,876,000	US91086QBC15	91086Q BC1	1.750% due 06/30/24	+90	U.S.$1,050.93
3.600% Global Bonds due 2025	U.S.$2,453,564,000	US91087BAA89	91087B AA8	1.750% due 06/30/24	+121	U.S.$1,029.66
4.125% Global Bonds due 2026	U.S.$2,729,721,000	US91086QBG29	91086Q BG2	2.375% due 05/15/29	+120	U.S.$1,050.97
11.500% Global Bonds due 2026	U.S.$320,945,000	US593048AX90	593048 AX9	2.375% due 05/15/29	+160	U.S.$1,468.79

(1)

The Dealer Managers will calculate the applicable U.S. Treasury Rate (as defined herein) using the bid-side price of the Reference U.S. Treasury Security on Bloomberg Page PX1 or PX3 where the 1.875% Treasury due 12/31/19 can be found at or around the time of pricing of the New Notes, as further described below.

(2)

Per U.S.$1,000 principal amount of Old Notes validly tendered and accepted for purchase. Holders will also receive Accrued Interest on Old Notes validly tendered and accepted for purchase. Hypothetical prices are calculated for illustration purposes, using prices for Reference U.S. Treasury Securities at 4:00 p.m. on July 22, 2019.

Table 3: Tranche B Old Notes

Old Notes	Outstanding Principal Amount as of July 22, 2019	ISIN	CUSIP	Reference U.S. Treasury Security (1)	Fixed Spread (basis points)	Hypothetical Price(2)
8.300% Global Bonds due 2031	U.S.$1,158,045,000	US91086QAG38	91086Q AG3	2.375% due 05/15/29	+185	U.S.$1,420.13
7.500% Global Bonds due 2033	U.S.$787,361,000	US91086QAN88	91086Q AN8	2.375% due 05/15/29	+205	U.S.$1,353.95
6.750% Global Bonds due 2034	U.S.$1,806,712,000	US91086QAS75	91086Q AS7	2.375% due 05/15/29	+207	U.S.$1,294.82
6.050% Global Bonds due 2040	U.S.$3,317,359,000	US91086QAV05	91086Q AV0	3.000% due 02/15/49	+186	U.S.$1,216.24
4.750% Global Bonds due 2044	U.S.$4,463,324,000	US91086QBB32	91086Q BB3	3.000% due 02/15/49	+186	U.S.$1,047.46
5.550% Global Bonds due 2045	U.S.$3,000,000,000	US91086QBE70	91086Q BE7	3.000% due 02/15/49	+185	U.S.$1,171.54
4.600% Global Bonds due 2046	U.S.$3,000,000,000	US91086QBF46	91086Q BF4	3.000% due 02/15/49	+191	U.S.$1,018.34
4.350% Global Bonds due 2047	U.S.$2,000,000,000	US91087BAB62	91087B AB6	3.000% due 02/15/49	+187	U.S.$985.63

(1)

The Dealer Managers will calculate the applicable U.S. Treasury Rate (as defined herein) using the bid-side price of the Reference U.S. Treasury Security on Bloomberg Page PX1 at or around the time of pricing of the New Notes, as further described below.

(2)

Per U.S.$1,000 principal amount of Old Notes validly tendered and accepted for purchase. Holders will also receive Accrued Interest on Old Notes validly tendered and accepted for purchase. Hypothetical prices are calculated for illustration purposes, using prices for Reference U.S. Treasury Securities at 4:00 p.m. on July 22, 2019.

During the Tender Period, a holder of Old Notes may place orders to tender Old Notes (“Tender Orders”) only through any of the Dealer Managers. If a holder does not have an account with a Dealer Manager and desires to tender its Old Notes, it may do so through a broker, dealer, commercial bank, trust company, other financial institution or other custodian, that has an account with a Dealer Manager. Holders will NOT be able to submit tenders through Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme or the Depository Trust Company (“DTC”) system. Goldman Sachs & Co. LLC as the billing and delivering bank for the Tender Offer (in such capacity, the “Billing and Delivering Bank”) will consolidate all Tender Orders and accept Old Notes for purchase pursuant to the terms and conditions in the Offer to Purchase on behalf of Mexico, subject to proration as described in the Offer to Purchase, on Wednesday, July 24, 2019 or as soon as possible thereafter. Mexico may subject each series of Old Notes to different amounts of proration in its sole discretion. Failure to deliver Old Notes on time may result, in the sole discretion of the Billing & Delivering Bank, in any of the following: (i) the cancellation of your tender and your becoming liable for any damages resulting from that failure, and/or (ii) the delivery of a buy-in notice for the purchase of such Old Notes, executed in accordance with customary brokerage practices for corporate fixed income securities, and/or (iii) in the case of Preferred Tenders, the cancellation of your tender and your remaining obligated to purchase your allocation of New Notes in respect of your related Indication of Interest.

To the extent proration occurs, with respect to any series of Old Notes, the Billing and Delivering Bank will accept Old Notes of such series with appropriate adjustments to avoid purchase of Old Notes in principal amounts other than Permitted Tender Amounts (as defined in the Offer to Purchase). Each holder submitting an Indication of Interest and tendering Old Notes of any series shall be deemed to represent to Mexico, the Dealer Managers and the Billing and Delivering Bank that such holder held, from the time of its submission of its Tender Order through the Expiration Time, at least the amount of Old Notes of each such series as are being tendered.

All Old Notes that are validly tendered pursuant to Tender Orders and are accepted by Mexico will be purchased by the Billing and Delivering Bank on behalf of Mexico. Only the Billing and Delivering Bank will be liable for the payment of the Purchase Price and Accrued Interest for Old Notes validly tendered and accepted as instructed by Mexico. Mexico will not be liable under any circumstances for the payment of the Purchase Price and Accrued Interest for any Old Notes tendered in the Offer by any holder. There is no letter of transmittal for the Tender Offer. Old Notes held through DTC must be delivered for settlement no later than 3:00 p.m., New York City time, on the Tender Offer Settlement Date. If a holder holds Old Notes through Euroclear or Clearstream, the latest process it can use to deliver its Old Notes is the overnight process, one day prior to the Settlement Date; holders may not use the optional daylight process. Holders will not have withdrawal rights with respect to any tenders of Old Notes in the Tender Offer. Old Notes accepted for purchase will be settled on a delivery versus payment basis in accordance with customary brokerage practices for corporate fixed income securities.

Following payment for Old Notes accepted pursuant to the terms of the Offer, Mexico currently intends to redeem any and all 2021 Notes that remain outstanding in accordance with the terms of the fiscal agency agreement relating to that series of notes.

Mexico may, but is not required to, issue and sell New Notes to holders who validly tender their Old Notes pursuant to the Tender Offer and place firm orders for New Notes during the Tender Period (as well as investors that are not participating in the Tender Offer). If Mexico determines to issue and sell New Notes to such holders, the scheduled settlement date for the New Notes is expected to occur on Wednesday, July 31, 2019 (the “Offering Settlement Date”). Any New Notes issued to tendering holders in the Tender Offer as described above will be consolidated and form a single series with, and be fully fungible with, the other New Notes of the same series, to be issued and sold pursuant to the offering of New Notes on the Offering Settlement Date.

The Tender Offer is subject to Mexico’s right, at its sole discretion and subject to applicable law, to extend, terminate, withdraw, or amend the Tender Offer at any time. Each of the Dealer Managers and Mexico reserves the right, in the sole discretion of each of them, not to accept tenders for any reason.

The Offer to Purchase may be downloaded from the Information Agent’s website at www.dfking.com/ums or obtained from the Information Agent, D. F. King & Co., Inc., at ums@dfking.com or from any of the Dealer Managers.

The Dealer Managers for the Tender Offer are:

BBVA Securities Inc. Attn: Liability Management 1345 Avenue of the Americas, 44th Floor New York, NY 10105 Collect: +1 (212) 728-2446 or +1 (800) 422-8692 (U.S. Toll Free)	Credit Suisse Securities (USA) LLC Attn: Liability Management 11 Madison Avenue New York, NY 10010 Collect: +1 (212) 538-2147 or +1 (800) 820-1653 (U.S. Toll Free)	Goldman Sachs & Co. LLC Attn: Registration Department 200 West Street New York, NY 10282 Collect: +1 (212) 902-6351 or +1 (800) 828-3182 (U.S. Toll Free)

The Billing and Delivering Bank for this Tender Offer is: Goldman Sachs & Co. LLC.

Questions regarding the Tender Offer may be directed to the Dealer Managers at the above contact.

*     *    *

Mexico has filed a registration statement (including the prospectus ) and the preliminary prospectus supplement with the SEC for the New Notes Offering. Before you invest, you should read the prospectus in that registration statement and other documents Mexico has filed with the SEC for more complete information about Mexico and such New Notes Offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Joint Lead Underwriters, the Dealer Managers or the Information Agent, as the case may be, will arrange to send you the prospectus supplement and the prospectus if you request it by calling any one of them at the numbers specified above.

Important Notice

The distribution of materials relating to the New Notes Offering and the Tender Offer and the transactions contemplated by the New Notes Offering and the Tender Offer may be restricted by law in certain jurisdictions. Each of the New Notes Offering and the Tender Offer is void in all jurisdictions where it is prohibited. If materials relating to the New Notes Offering or the Tender Offer come into your possession, you are required by Mexico to inform yourself of and to observe all of these restrictions. The materials relating to the New Notes Offering or the Tender Offer, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the New Notes Offering or the Tender Offer be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the New Notes Offering or the Tender Offer, as the case may be, shall be deemed to be made by the Dealer Manager or such affiliate on behalf of Mexico in that jurisdiction. Owners who may lawfully participate in the Tender Offer in accordance with the terms thereof are referred to as “holders.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the preliminary prospectus and the accompanying prospectus supplement and prospectus.

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

In Belgium, the New Notes Offering and the Tender Offer are not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 10, §1 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market (Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt/Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marchés réglementés), as amended or replaced from time to time (Belgian Qualified Investor), that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Wetboek van economisch recht/Code de droit économique), as amended or replaced from time to time (Consumers). A Consumer within the meaning of Article I.1, 2° of the Belgian Code of Economic Law is any natural person who is acting for purposes which are outside their trade, business, craft or profession.

Belgian Qualified Investors are professional clients and eligible counterparties as referred to in Annex A and Article 3, § 1 of the Belgian Royal Decree of June 3, 2007 containing detailed rules implementing the Markets in Financial Instruments Directive (“MiFID”) and the Commission Directive 2006/73/EC implementing MiFID as regards organizational requirements and operating conditions for investment firms and defined terms for the purposes of that Directive (Koninklijk besluit tot bepaling van nadere regels tot omzetting van de richtlijn betreffende markten voor financiële instrumenten/Arrêté royal portant les règles et modalités visant à transposer la directive concernant les marchés d’instruments financiers), as amended or replaced from time to time.

As a result, the New Notes Offering and the Tender Offer do not constitute a public takeover bid pursuant to Articles 3, §1, 1° and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids (Wet op de openbare overnamebiedingen/Loi relative aux offres publiques d’acquisition), as amended or replaced from time to time.

Consequently, the New Notes Offering and the Tender Offer and any material relating thereto have not been and will not be, notified or submitted to, nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering or tendering of securities.

The New Notes Offering and the Tender Offer as well as any materials relating thereto may not be advertised, nor distributed, directly or indirectly, to any person in Belgium other than Belgian Qualified Investors acting for their own account who are not Consumers, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

The New Notes Offering cannot be considered to be a regulated investment service such as investment advice as listed under Annex I to the European Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on MiFID, as amended or replaced from time to time.

The New Notes and the Old Notes will not be registered under Law 18,045, as amended, of Chile with the SVS and, accordingly, the New Notes and the Old Notes cannot and will not be offered or sold to persons in Chile except in circumstances which have not resulted and will not result in a public offering under Chilean law, and in compliance with Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Superintendencia de Valores y Seguros de Chile (Superintendency of Securities and Insurance of Chile).

The Old Notes have not been and will not be registered before the Colombian National Registry of Securities and Issuers or with any Colombian Securities Exchange or Treading System. The Tender Offer does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian Law and shall be valid in Colombia only to the extent permitted by Colombian law. The Old Notes may only be tendered inside the Territory of the Republic of Colombia to the extent permitted by Colombian law, under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations; provided that, an authorized personnel of an authorized entity to offer foreign securities in Colombia must abide by the terms of Decree No 2555 of 2010 to offer the interests privately to their Colombian clients. The Tender Offer is for the sole and exclusive use of the addressee as a designated individual/investor, and cannot be considered as being addressed to or intended for the use of any third party, including any of such party’s shareholders, administrators or employees, or by any other third party resident in Colombia. The information contained in the Offer to Purchase is provided for assistance purposes only and no representation or warranty is made as to the accuracy or completeness of the information contained herein. Please note that, under Colombian Regulations, any offering addressed to 100 or more named individuals or companies shall be considered as a public offering, requiring prior approval of Colombia’s Financial Superintendency and listing on the Colombian Stock Exchange.

The New Notes Offering and the Tender Offer have not been and will not be approved by the Danish Financial Supervisory Authority, as neither constitute a public offer in accordance with the Danish Securities Trading Act nor the Danish executive order on takeover bids.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the New Notes that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the EEA and notified to the French Autorité des marchés financiers and to Mexico; neither the Tender Offer nor the New Notes have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the materials relating to the New Notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France;

such offers, sales and distributions have been and shall only be made in France to qualified investors (investisseurs qualifiés), as defined in Articles L. 411-2 and D. 411-1, of the French Code monétaire et financier who are investing for their own account and are not individuals. The direct or indirect distribution to the public in France of any so acquired New Notes may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier and applicable regulations thereunder. The other legal entities referred to in Articles L. 341-2 1° and D. 341-1 of the French Code monétaire et financier are eligible to participate in the Tender Offer. The Tender Offer has not been and will not be submitted to the clearance procedures (visa) of nor approved by the Autorité des marchés financier.

The Tender Offer is made in Germany to existing holders of the Old Notes only.

The prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other member state of the European Economic Area which has implemented the Prospectus Directive pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the New Notes, or distribution of a prospectus, a prospectus supplement or any other offering material relating to the New Notes and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany has been or will be published within the Federal Republic of Germany, nor has the prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within the Federal Republic of Germany. Accordingly, any offer or sale of the New Notes or any distribution of offering material within the Federal Republic of Germany may violate the provisions of the German Securities Prospectus Act.

There has been no offer, sale or delivery and there will be no offer, sale or delivery of any Notes in Germany other than in accordance with provisions of the German Securities Prospectus Act; and any offering material relating to the New Notes will be distributed in the Federal Republic of Germany only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany. The prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

With respect to persons in Hong Kong, the New Notes Offering and the Tender Offer are only made to, and are only capable of acceptance by, “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder. No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Notes, Old Notes or the Tender Offer, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong other than with respect to the Old Notes which are or are intended to be tendered, or New Notes which are intended to be purchased, only by persons outside Hong Kong or only by “professional investors” as defined in the SFO and any rules made under thereunder.

In Italy, this announcement is only being distributed to and is only directed at, and the Tender Offer documents may only be distributed, directly or indirectly, to qualified investors.

In Luxembourg, this announcement has been prepared on the basis that the offer of the New Notes, the Tender Offer and the potential exchange offer will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus for offers of securities.

The Offer to Purchase has not been approved by the CNBV and may not be publicly made in Mexico and the documentation implementing the Offer to Purchase may not be distributed publicly in Mexico. The Offer to Purchase may be made to qualified or institutional investors, pursuant to the private placement exemption set forth under Article 8 of the Mexican Securities Market Law.

The Tender Offer and the Offer Documents do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the Tender Offer and Offer Documents have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. The Tender Offer will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1, or in accordance with other relevant exceptions from the prospectus requirements. Accordingly, the Tender Offer and the Offer Documents may not be made available to the public in Norway nor may the Offer to Purchase otherwise be marketed and offered for sale to the public in Norway.

The Tender Offer is not intended for any person who is not qualified as an institutional investor, in accordance with provisions set forth in Resolution SMV No. 021-2013-SMV-01 issued by Superintendencia del Mercado de Valores (Superintendency of Capital Markets) of Peru, and as subsequently amended. No legal, financial, tax or any other kind of advice is hereby being provided.

None of the offer materials related to the New Notes Offering or Tender Offer have been approved or registered in the administrative registries of the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores). Consequently, the securities may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 35 of the restated text of the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated 23 October (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), Royal Decree 1310/2005 of 4 November (Real Decreto 1310/2005 de 4 de noviembre), or otherwise in reliance on an exception from registration available thereunder.

The prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the New Notes described therein in Switzerland, except as permitted by law. The New Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland.

Neither the prospectus supplement nor any other offering or marketing material relating to the New Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland or a simplified prospectus or a prospectus as such term is defined in the Swiss Collective Investment Scheme Act, and neither the prospectus supplement nor any other offering or marketing material relating to the New Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither the communication of the Offer to Purchase nor any other offer material relating to the Tender Offer or the New Notes Offering has been approved by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000. The Offer to Purchase and the prospectus supplement are only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such other persons together being referred to as “relevant persons”). Any investment or investment activity to which the Offer to Purchase or the New Notes Offering relates is available only to relevant persons and will be engaged in only with relevant persons. The New Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the Offer to Purchase, the prospectus supplement or any of their contents.

The New Notes Offering and the Tender Offer qualifies as a private placement pursuant to section 2 of Uruguayan law 18.627. The New Notes and the Old Notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Contact information:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

E-mail: ums@dfking.com

Call Collect:: +1 (212) 269-5550

Call Toll-Free: +1 (800) 714-3312

website: www.dfking.com/ums

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